Exhibit 5
Opinion of Holland & Hart LLP
August 18, 2008
First Interstate BancSystem, Inc.
401 North 31st Street
Billings, MT 59116
Ladies and Gentlemen:
          We have acted as counsel to First Interstate BancSystem, Inc., a Montana corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 2,000,000 additional shares of the Company’s common stock, no par value (the “Shares”), to be offered upon the terms and subject to the conditions set forth in the First Interstate BancSystem, Inc. Employee Stock Purchase Plan, as amended and restated, and the Savings and Profit Sharing Plan for Employees of First Interstate BancSystem, Inc., 2006 Restatement, as amended (collectively, the “Plans”).
          In connection therewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Articles of Incorporation of the Company, the Bylaws of the Company, the Plans, records of relevant corporate proceedings with respect to the offering of the Shares and such other documents, instruments and corporate proceedings with respect to the offering of the Shares and such other documents, instruments and corporate records as we have deemed necessary or appropriate for the expression of the opinion contained herein.
          We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.
          Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.
          The opinion expressed herein is based solely upon and is limited to the general corporation laws of the State of Montana and the federal laws of the United States of America, to the extent applicable.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.
          This opinion letter is given to you solely for use in connection with the issuance of the Shares in accordance with the Registration Statement and is not to be relied on for any other purpose.  Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.
Very truly yours,
           /s/ Holland & Hart LLP